Exhibit 15

May 10, 2017

Sykes Enterprises, Incorporated

400 North Ashley Drive

Tampa, Florida

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Sykes Enterprises, Incorporated and subsidiaries for the periods ended March 31, 2017, and 2016, as indicated in our report dated May 10, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, is incorporated by reference in Registration Statement No. 333-178670 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Tampa, Florida